United States securities and exchange commission logo





                      September 19, 2023

       Wei-Wu He
       Chief Executive Officer
       CASI Pharmaceuticals, Inc.
       1701-1702, China Central Office Tower 1
       No. 81 Jianguo Road Chaoyang District
       Beijing, 100025
       People   s Republic of China

                                                        Re: CASI
Pharmaceuticals, Inc.
                                                            Form 20-F for the
Fiscal Year December 31, 2022
                                                            File No. 001-41666

       Dear Wei-Wu He:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Disclosure Review Program
       cc:                                              Peter Huang